EXHIBIT 23.3
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The Directors
LaSalle Partners Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
United States of America



                     INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement
(No. 333-[   ]) on Form S-3 of LaSalle Partners Incorporated of our report dated 24 November 1998 with respect to the combined financial statements of Jones Lang Wootton - Irish Practice as of 31 December 1997 and 1996 and for each of the three years ended 31 December 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 9 December 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.




/s/ Deloitte & Touche

21 January 1999